As filed with the Securities and Exchange Commission on December 16, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Shaw Communications Inc.

(Exact name of registrant as specified in its charter)

Alberta, Canada		Not Applicable
(State or other jurisdiction of incorporation or organization)	SUITE 900 630-3RD AVENUE S.W. CALGARY, ALBERTA CANADA T2P 4L4 (403) 750-4500	(I.R.S. Employer Identification Number)

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

ViaWest, Inc. Employee Share Purchase Plan

(Full title of the plan)

C T CORPORATION SYSTEM

111 EIGHTH AVENUE, 13TH FLOOR

NEW YORK, NY 10011

(212) 894-8940

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Vito Culmone	Jeffrey R. Kesselman, Esq.
Shaw Communications Inc.	Sherman & Howard L.L.C.
Suite 900 630 – 3rd Avenue S.W.	633 17th Street, Suite 3000
Calgary, Alberta	Denver, Colorado 80202
Canada T2P 4L4	(303) 297-2900
(403) 750-4500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer  ☒             Accelerated filer  ☐            Non-accelerated filer  ☐             Smaller reporting company  ☐

Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (3)
Class B Non-Voting Participating Shares	1,000,000	$20.52	$20,520,000	$2,378.27

(1)	Plus such additional shares as may be issued by reason of stock splits, stock distributions and similar transactions.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of Class B Non-Voting Participating Shares of Shaw Communications Inc. on the New York Stock Exchange on December 14, 2016.

(3)	Pursuant to Rule 457(p) of the Securities Act of 1933, as amended, the Registrant hereby offsets the registration fee required to be paid in connection with this Registration Statement by $2,378.27 previously paid by the Registrant in connection with $3,894,839,338 of unissued securities registered by the Registrant under Registration Statement 333-188260, initially filed with the Commission on May 1, 2013, such that there is no registration being fee paid in connection with this Registration Statement.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is filed by Shaw Communications Inc. (the “Company”) to register one million shares of the Company’s Class B Non-Voting Participating Shares (“Class B Shares”), which may be offered under the ViaWest, Inc. Employee Share Purchase Plan (the “Plan”).

It is not presently anticipated that either treasury shares or original issue shares of the Company will be issued under the Plan, and therefore no such shares are hereby registered. The Company contemplates that the Plan administrator will purchase Class B Shares for the accounts of the participants on the open market or otherwise from sources other than the Company.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement have been or will be sent or given to participating employees as specified in Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”), in accordance with the rules and regulations of the United States Securities and Exchange Commission (the “Commission”). Such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents, filed with the Commission by the Company, are incorporated by reference into the Registration Statement:

•	Annual Report of the Company on Form 40-F for the year ended August 31, 2016, filed with the SEC on November 28, 2016 (which includes: (a) the annual information form of the Company dated November 28, 2016; (b) the audited consolidated comparative statements of financial position as at August 31, 2016, and the statements of income, comprehensive income, changes in shareholders’ equity and cash flows for the years then ended, together with the auditors’ report thereon; and (c) management’s discussion and analysis of the financial condition and operations of the Company with respect to the year ended August 31, 2016); and

•	the management proxy information circular dated November 18, 2016 relating to the annual general meeting of shareholders of the Company to be held on January 12, 2017, as filed with the SEC on Form 6-K on December 2, 2016.

In addition, all documents, reports and definitive proxy or information statements filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents with the Commission; provided, however, that documents, reports and definitive proxy or information statements, or portions thereof, which are “furnished” and not “filed” in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement unless the Company expressly provides to the contrary that such document or information is incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any such statement so modified or superseded shall not constitute a part of this Registration Statement, except as so modified or superseded.

Item 4. DESCRIPTION OF SECURITIES

Inapplicable.

Item 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

Inapplicable.

Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Enforcement of civil liabilities under United States federal securities laws may be affected adversely by the fact that the Company is incorporated in Alberta, Canada, most of its officers and directors and most of the experts named in this prospectus are residents of Canada, and all or a substantial portion of the assets of the Company and said persons are located in Canada or other jurisdictions outside the United States.

Section 124 of the Business Corporations Act (Alberta) (“ABCA”), which governs the Registrant, provides that except in respect of an action by or on behalf of the Registrant to procure a judgment in its favor, the Registrant may indemnify a director or officer of the Registrant, a former director or officer of the Registrant or a person who acts or acted at the Registrant’s request as a director or officer of a body corporate of which the Registrant is or was a shareholder or creditor and his or her heirs and legal representatives, against all costs, charges and expenses, including any amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of the Registrant or such body corporate, if (a) he or she acted honestly and in good faith with a view to the best interests of the Registrant and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful. The Registrant may, with the approval of the Court of Queen’s Bench of Alberta, indemnify a person referred to above in respect of an action by or on behalf of the Registrant or a body corporate to procure a judgment in its favor, to which the person is made a party by reason of being or having been a director or an officer of the Registrant or a body corporate, against all costs, charges and expenses reasonably incurred by the person in connection with such action if he or she fulfills the conditions set out in (a) and (b) above. Despite the foregoing, under the ABCA a person referred to above is entitled to indemnification from the Registrant in respect of all costs, charges and expenses reasonably incurred by him or her in connection with the defense of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of the Registrant or a body corporate if the person was substantially successful on the merits in his or her defense of the action or proceeding, fulfills the conditions set out in (a) and (b) above and is fairly and reasonably entitled to indemnity.

In addition, the Board of Directors of the Registrant has enacted a General By-law, as confirmed by the shareholders of the Registrant, which requires the Registrant to indemnify the persons referred to above if he or she fulfills the conditions set out in (a) and (b) above. The Registrant shall also indemnify such persons in such other circumstances as the ABCA permits or requires.

The General By-Law further provides that the Registrant may purchase and maintain insurance for the benefit of such persons against such liabilities and in such amounts as the Registrant may determine and as are permitted by the ABCA. The Registrant has purchased and maintains insurance within such authorization (the “Insurance”). Directors and officers of the Registrant are insured, subject to all the terms, conditions and exclusions of the Insurance, against certain liabilities that they become legally obligated to pay on account of a claim first made against them while acting in their capacity as directors and officers of the Registrant and its subsidiaries. The Insurance provides for an annual and aggregate limit for liability of US$125 million. The deductible applicable to reimbursement of the Registrant is US$2.5 million per occurrence for securities claims and US$0.5 million per occurrence for other claims. There is no deductible applicable to individual directors and officers.

The Registrant has also entered into indemnification agreements with certain of its directors and officers.

Item 7. EXEMPTION FROM REGISTRATION CLAIMED

Inapplicable.

Item 8. EXHIBITS

Exhibit No.	Description
4.1	Restated Articles of Incorporation of Shaw Communications Inc. (incorporated by reference to the Form 6-K filed by Shaw Communications Inc. on June 2, 2011)
4.2	ViaWest, Inc. Employee Share Purchase Plan
23.1	Consent of Ernst & Young LLP
24.1	Power of Attorney (included on signature page of this Form S-8).

No original issued Class B Shares of the Company are hereby registered. In accordance with Item 8(a) of Form S-8, therefore, no opinion as to the legality of the Class B Shares is included in this filing.

Item 9. UNDERTAKINGS

1. The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof), which individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with, or furnished to, the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, Canada, on December 16, 2016

SHAW COMMUNICATIONS INC.

By:	/s/ Brad Shaw
	Name:	Brad Shaw
	Title:	Chief Executive Officer

By:	/s/ Vito Culmone
	Name:	Vito Culmone
	Title:	Executive Vice President & Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of JR Shaw, Bradley S. Shaw and Vito Culmone his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, and hereby grants to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

This power of attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ JR Shaw	Executive Chair and Director	December 16, 2016
JR Shaw

/s/ Bradley S. Shaw	Chief Executive Officer and Director (Principal Executive Officer)	December 16, 2016
Bradley S. Shaw

/s/ Vito Culmone	Executive Vice President and Chief Financial Officer	December 16, 2016
Vito Culmone	(Principal Financial Officer and Principal Accounting Officer)

Name	Title	Date

/s/ Peter J. Bissonnette	Director	December 16, 2016
Peter J. Bissonnette

/s/ Adrian I. Burns	Director	December 16, 2016
Adrian I. Burns

/s/ George F. Galbraith	Director	December 16, 2016
George F. Galbraith

/s/ Richard R. Green	Director	December 16, 2016
Richard R. Green

/s/ Lynda Haverstock	Director	December 16, 2016
Lynda Haverstock

/s/ Gregory John Keating	Director	December 16, 2016
Gregory John Keating

/s/ Michael W. O’Brien	Director	December 16, 2016
Michael W. O’Brien

/s/ Paul K. Pew	Director	December 16, 2016
Paul K. Pew

/s/ Jeffrey C. Royer	Director	December 16, 2016
Jeffrey C. Royer

/s/ Jim Shaw	Director	December 16, 2016
Jim Shaw

/s/ JC Sparkman	Director	December 16, 2016
JC Sparkman

/s/ Carl E. Vogel	Director	December 16, 2016
Carl E. Vogel

/s/ Sheila C. Weatherill	Director	December 16, 2016
Sheila C. Weatherill

/s/ Willard H. Yuill	Director	December 16, 2016
Willard H. Yuill

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act, the undersigned has signed this registration statement, solely in the capacity of the duly authorized representative of Shaw Communications Inc. in the United States, in the City of Englewood, State of Colorado, on the 16th day of December 2016.

SHAW COMMUNICATIONS INC.

By:	/s/ Carl E. Vogel
Name: Title:	Carl E. Vogel Director

INDEX TO EXHIBITS

Exhibit No.	Description
4.1	Restated Articles of Incorporation of Shaw Communications Inc. (incorporated by reference to the Form 6-K filed by Shaw Communications Inc. on June 2, 2011)
4.2	ViaWest, Inc. Employee Share Purchase Plan
23.1	Consent of Ernst & Young LLP
24.1	Power of Attorney (included on signature page of this Form S-8).

No original issued Class B Shares of the Company are hereby registered. In accordance with Item 8(a) of Form S-8, therefore, no opinion as to the legality of the Class B Shares is included in this filing.